As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PACIFIC MERCANTILE BANCORP

(Exact name of Registrant as specified in its charter)

California	33-0898238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, CA 92626

(714) 438-2500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2004 Stock Incentive Plan

Raymond E. Dellerba

President and Chief Executive Officer

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, CA 92626

(714) 438-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman

Stradling Yocca Carlson & Rauth

a Professional Corporation

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	400,000 shares	$13.46	$5,384,000	$634.00

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment or the Registrant’s outstanding Common Stock.
(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 will be included in documents to be sent or given to participants in the 2004 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 will be included in documents to be sent or given to participants in the 2004 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005;

(b) The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

References to “we,” “us,” “our” and the “Bancorp” generally refer to Pacific Mercantile Bancorp and our wholly-owned subsidiaries, on a consolidated basis, including Pacific Mercantile Bank, which accounts for substantially all of our operations, revenues and expenses. The term “Bank” generally refers to Pacific Mercantile Bank.

The Articles of Incorporation of the Bancorp and the Articles of Incorporation of the Bank provide that, pursuant to California law, their directors shall not be liable for monetary damages for breach of their fiduciary duty in their capacities as directors of the Bancorp or the Bank. This provision in our Articles of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Bancorp or the Bank for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The respective Articles of Incorporation of the Bancorp and the Bank further provide that the Bancorp and the Bank will indemnify their respective directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law.

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In January 2000, the Bank’s shareholders approved indemnification agreements entered into by the Bank with its directors and executive officers and authorized the Bancorp to enter into similar agreements with its directors and officers. These agreements require the Bank and the Bancorp, among other things, to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Bancorp or the Bank, or in the case of a shareholder derivative action, opposed to the best interests of the Bancorp and its shareholders), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and to obtain directors’ insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We also have obtained directors’ and officers’ liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
4.1	2004 Stock Incentive Plan.*

4.2	Form of Stock Option Agreement.

4.3	Form of Restricted Stock Purchase Agreement.

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-1).

*	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005.

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Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on April 4, 2005.

PACIFIC MERCANTILE BANCORP

By:	/s/ RAYMOND E. DELLERBA
Raymond E. Dellerba
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Raymond E. Dellerba, and Nancy A. Gray, and each them as his or her attorneys-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RAYMOND E. DELLERBA Raymond E. Dellerba	President, Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2005

/s/ NANCY A. GRAY Nancy A. Gray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 4, 2005

/s/ GEORGE H. WELLS George H. Wells	Chairman of the Board and Director	April 4, 2005

/s/ RONALD W. CHRISLIP Ronald W. Chrislip	Director	April 4, 2005

/s/ JULIA M. DIGIOVANNI Julia M. Digiovanni	Directors	April 4, 2005

/s/ WARREN T. FINLEY Warren T. Finley	Director	April 4, 2005

/s/ JOHN THOMAS, M. D. John Thomas, M.D.	Director	April 4, 2005

/s/ ROBERT E. WILLIAMS Robert E. Williams	Director	April 4, 2005

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EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	2004 Stock Incentive Plan.*

4.2	Form of Stock Option Agreement.

4.3	Form of Restricted Stock Purchase Agreement.

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-1).

*	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2005.

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